EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION
OF GERON CORPORATION,
a Delaware corporation

The undersigned, Stephen Rosenfield, hereby certifies that:

FIRST. He is the duly elected and acting Executive Vice President, Chief Legal Officer and Corporate Secretary of Geron Corporation, a Delaware corporation (the “Corporation”).

SECOND. The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 24, 1998; a Certificate of Designation was filed with the Secretary of State on March 27, 1998; a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State on December 14, 1999; a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State on June 28, 2000; a Certificate of Designation was filed with the Secretary of State on August 1, 2001; a Certificate of Designation was filed with the Secretary of State on August 1, 2001; a Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State on May 22, 2002; a Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State on May 25, 2006, and a Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State on May 17, 2012.

THIRD. The amendment of the Restated Certificate of Incorporation of the Corporation herein certified was duly adopted by this Corporation’s Board of Directors and approved by the Corporation’s stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH. Article IV, Paragraph (A) of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(A) Class of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Four Hundred Fifty-Three Million (453,000,000) shares. Four Hundred Fifty Million (450,000,000) shares shall be Common Stock, par value $0.001 per share, and Three Million (3,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

FIFTH. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed on behalf of the Corporation at Menlo Park, California this 6th day of June 2019.

GERON CORPORATION,
a Delaware corporation

By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President, Chief Legal Officer and Corporate Secretary